UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 11, 2006

MOHAWK INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	01-19826	52-1604305
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

160 South Industrial Blvd., Calhoun, Georgia 30701

(Address of Principal Executive Offices) (Zip Code)

(706) 629-7721

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 11, 2006, Mohawk Industries, Inc. priced an offering of $500 million aggregate principal amount of 5.75% Senior Notes due 2011 and $900 million aggregate principal amount of 6.125% Senior Notes due 2016 (collectively, the “Notes”). The transaction is scheduled to close on Tuesday, January 17, 2006, and Mohawk expects to receive net proceeds, before expenses, of approximately $1,388.6 million from the offering. Mohawk registered the sale of the Notes with the Securities and Exchange Commission pursuant to an automatically effective Registration Statement on Form S-3 (File No. 333-130910) filed on January 9, 2006.

In connection with the offering, Mohawk entered into an underwriting agreement with J.P. Morgan Securities Inc., Lehman Brothers Inc. and Wachovia Capital Markets, LLC, for themselves and as representatives of the several underwriters identified therein (the “Underwriters”), for the sale by Mohawk, and the purchase by the Underwriters, of the Notes. The price of the Notes purchased by the Underwriters is 99.298% of the principal amount of the Notes due 2011 and 99.122% of the principal amount of the Notes due 2016. A copy of the underwriting agreement is filed hereto as Exhibit 1.1 and incorporated herein by reference.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

(d) Exhibits:

Exhibit No.	Description
1.1	Underwriting Agreement, dated January 11, 2006, between Mohawk Industries, Inc. and J.P. Morgan Securities Inc., Lehman Brothers Inc. and Wachovia Capital Markets, LLC as representatives of the several underwriters named therein

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHAWK INDUSTRIES, INC.

By:	/s/ Michel S. Vermette
Michel S. Vermette
Vice President and Corporate Controller

Dated: January 11, 2006

INDEX TO EXHIBITS

Exhibit No.	Description
1.1	Underwriting Agreement, dated January 11, 2006, between Mohawk Industries, Inc. and J.P. Morgan Securities Inc., Lehman Brothers Inc. and Wachovia Capital Markets, LLC as representatives of the several underwriters named therein